SECURITIES AND EXCHANGE COMMISSION
                               450 5th Street
                           Washington, D.C.  20549


                                  FORM 8-K

                               CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the Securities
                            Exchange Act of 1934

Date of Report:  June 27, 1996

Date of Earliest
Event Reported:  June 27, 1996


                            AMERICA ONLINE, INC.
           (Exact name of registrant as specified in its charter)



Delaware                      0-19836                    54-1322110
(State of incorporation       (Commission File Number)   (IRS Employer
or organization)                                         Identification No.)



8619 Westwood Center Drive, Vienna, Virginia                     22182-2285
(Address of principal executive offices)                         (Zip Code)



Registrant's telephone number, including area code:  (703)  448-8700

Item 7.  Financial Statements and Exhibits.

(a) Consolidated Financial Statements of America Online, Inc. as of June 30, 1995 and 1994 and for the three years ended June 30, 1995 to reflect the acquisition of Johnson-Grace Company on February 1, 1996, accounted for using the pooling of interests method.

Selected Financial Data to reflect the acquisition of Johnson-Grace Company on February 1, 1996, accounted for using the pooling of interests method.

Management's Discussion and Analysis of Financial Condition and Results of Operations to reflect the acquisition of Johnson-Grace Company on February 1, 1996, accounted for using the pooling of interests method.

(b)  Pro forma financial information

     None

(c)  Exhibits

     23.1 Consent of Ernst & Young LLP.

                       REPORT OF INDEPENDENT AUDITORS


Board of Directors and Stockholders
America Online, Inc.

We have audited the accompanying consolidated balance sheets of America Online, Inc. as of June 30, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 1995. The consolidated financial statements give retroactive effect to the merger of America Online, Inc. and Johnson-Grace Company on February 1, 1996, which has been accounted for using the pooling of interests method as described in the notes to the consolidated financial statements. These financial statements are the responsibility of the management of America Online, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of America Online, Inc. at June 30, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1995, after giving retroactive effect to the merger of Johnson-Grace Company, as described in the notes to the consolidated financial statements, in conformity with generally accepted accounting principles.

As discussed in Note 9 to the consolidated financial statements, in fiscal 1994 the Company changed its method of accounting for income taxes. As discussed in Note 2 to the consolidated financial statements, in fiscal 1995 the Company changed its method of accounting for short-term investments in certain debt and equity securities.


                                        Ernst & Young LLP

Vienna, Virginia
February 1, 1996

AMERICA ONLINE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
 (Amounts in thousands, except per share data)

                                              Year ended June 30,
                                      1995           1994          1993

Revenues:

  Online service revenues             $358,498       $100,993     $38,462

  Other revenues                        35,792         14,729      13,522

     Total revenues                    394,290        115,722      51,984

Costs and expenses:

  Cost of revenues                     229,724         69,043      28,820

  Marketing                             77,064         23,548       9,745

  Product development                   14,263          5,288       3,080

  General and administrative            42,700         13,667       8,637

  Acquired research and development     50,335              -           -

  Amortization of goodwill               1,653              -           -

     Total costs and expenses          415,739        111,546      50,282

Income (loss) from operations          (21,449)         4,176       1,702

Other income, net                        3,074          1,810         441

Merger expenses                          2,207              -           -

Income (loss) before provision for
  income taxes and extraordinary item  (20,582)         5,986       2,143

Provision for income taxes             (15,169)        (3,832)     (1,897)

Income (loss) before extraordinary
       item                            (35,751)         2,154         246

Extraordinary item - tax benefit arising
   from net operating loss carryforward       -             -        1133

Net income (loss)                      ($35,751)       $2,154      $1,379

Earnings (loss) per share:
Income (loss) before extraordinary
       item                          $    (0.51)       $ 0.03      $    -
Net income (loss)                    $    (0.51)       $ 0.03      $ 0.02
Weighted average shares outstanding      69,550        69,035      58,572

See accompanying notes.

AMERICA ONLINE, INC.
CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)
                                                     June 30,
                                               1995          1994
ASSETS

Current assets:
  Cash and cash equivalents                    $45,877      $44,093
  Short-term investments                        18,672       24,052
  Trade accounts receivable                     32,176        8,547
  Other receivables                             11,381        2,286
  Prepaid expenses and other current assets     25,527        5,759
     Total current assets                      133,633       84,737

Property and equipment at cost, net             70,919       20,414

Other assets:
  Product development costs, net                18,949        7,912
  Deferred subscriber acquisition costs, net    77,229       26,392
  License rights, net                            5,579           58
  Other assets                                   9,121        2,823
  Deferred income taxes                         35,627       12,842
  Goodwill, net                                 54,356            -
                                              $405,413     $155,178

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable                     $  84,640     $ 15,662
  Accrued personnel costs                        2,863          926
  Other accrued expenses and liabilities        23,509       13,076
  Deferred revenue                              20,021        4,488
  Deferred income taxes                         28,749        9,610
  Revolving line of credit                         484        1,690
  Current portion of long-term debt and
    capital lease obligations                    1,845          606
     Total current liabilities                 162,111       46,058

Long-term liabilities:
  Notes payable                                 17,369        5,836
  Capital lease obligations                      2,158        1,209
  Deferred income taxes                          6,878        3,232
  Deferred rent                                     85           41
     Total liabilities                         188,601       56,376

Stockholders' equity:
  Preferred stock, $.01 par value; 5,000,000
  shares authorized, none issued                     -            -
Common stock, $.01 par value, 300,000,000 shares
    authorized, 76,728,269 and 63,103,176 shares
    issued and outstanding at June 30, 1995
    and 1994, respectively                         767          631
  Additional paid-in capital                   252,668       99,567
  Accumulated deficit                          (36,623)      (1,396)
     Total stockholders' equity                216,812       98,802
                                            $  405,413     $155,178

See accompanying notes.

AMERICA ONLINE, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(Amounts in thousands, except share data)
                                                Additional
                            Common     Stock    Paid-in     Accumulated
                            Shares     Amount   Capital     Deficit     Total

Balances at June 30, 1992   46,271,560 $ 462    $  26,019  $(4,870)     $ 21,611
Exercise of common stock
      options and warrants   3,290,576    33          856        -           889
Other                                -     -          111      (59)           52
Tax benefit related to stock
      options                        -     -            6        -             6
Net income                           -     -            -    1,379         1,379
Balances at June 30, 1993   49,562,136   495       26,992   (3,550)       23,937
Common stock issued:
    Exercise of options
    and warrants             2,827,280    28        1,836        -         1,864
    Sale of stock, net      10,713,760   107       66,149        -        66,256
Tax benefit related to stock
     options                         -     -        4,590        -         4,590
Net income                           -     -            -    2,154         2,154

Balances at June 30, 1994   63,103,176   630       99,567   (1,396)       98,801

Effect of immaterial
    poolings                 2,062,756    21        1,032      524         1,577

Balances as Restated        65,165,932   651      100,599     (872)      100,378
Common stock issued:
    Exercise of options      2,905,256    29        4,655        -         4,684
    Business acquisitions    4,785,354    48       75,653        -        75,701
    Sale of stock, net       3,871,727    39       56,998        -        57,037
Tax benefit related to stock
     options                         -     -       14,763        -        14,763
Net loss                             -     -            -  (35,751)      (35,751)

Balances at June 30, 1995   76,728,269 $ 767  $   252,668 $(36,623)    $ 216,812

See accompanying notes.

AMERICA ONLINE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

                                                 Year ended June 30,
                                              1995        1994       1993

Cash flows from operating activities:
 Net income (loss)                            $(35,751)   $2,154     $1,379
 Adjustments to reconcile net income to net
   Cash provided by operating activities:
   Depreciation and amortization                12,266     2,822      1,957
   Amortization of subscriber acquisition costs 60,924    17,922      7,038
    Loss (Gain) on sale of property and equipment   37         5        (39)
   Charge for acquired research and development 50,335         -          -
   Changes in assets and liabilities:
    Trade accounts receivable                  (14,373)    (4,266)     (783)
    Other receivables                           (9,085)      (931)     (966)
    Prepaid expenses and other current assets  (19,635)    (2,873)   (1,494)
    Deferred subscriber acquisition costs     (111,761)   (37,424)  (10,685)
    Other assets                                (6,051)    (2,542)      (89)
    Trade accounts payable                      60,805     10,224     2,119
    Accrued personnel costs                      1,850        397       336
    Other accrued expenses and liabilities       5,703      9,526     1,492
    Deferred revenue                             7,190      2,322     1,381
    Deferred income taxes                       14,763      3,832       759
    Deferred rent                                   44        (52)     (200)

Total adjustments                               53,012     (1,038)      826

Net cash provided by operating activities       17,261      1,116     2,205

Cash flows from investing activities:
 Short-term investments                          5,380    (18,947)   (5,105)
 Purchase of property and equipment            (59,255)   (18,010)   (2,041)
 Product development costs                     (13,054)    (5,131)   (1,831)
 Sale of property and equipment                    180         95        62
 Purchase costs of acquired businesses         (20,523)         -         -
Net cash used in investing activities          (87,272)   (41,993)   (8,915)

Cash flows from financing activities:
 Proceeds from issuance of common stock, net    61,720     68,425       609
   Principle and accrued interest payments
   on revolving line of credit and
   long-term debt                               (3,045)    (7,795)   (6,924)
 Proceeds from line of credit
   and issuance of long-term debt               13,488     14,260     7,181
 Tax benefit from stock option exercises             -          -         6
 Principal payments under capital lease
   obligations                                    (368)       (83)     (112)

Net cash provided by financing activities       71,795     74,807       760


Net increase (decrease) in cash and cash
     equivalents                                 1,784     33,930    (5,950)
Cash and cash equivalents at beginning of
       period                                   44,093     10,163    16,113

Cash and cash equivalents at end of period   $  45,877  $  44,093   $10,163


Supplemental cash flow information
 Cash paid during the period for:
   Interest                                      1,076        577       194
   Income taxes                                      -          -        15

See accompanying notes.

                            AMERICA ONLINE, INC.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. Organization

America Online, Inc. ("the Company") was incorporated in the State of Delaware in May 1985. The Company, based in Vienna, Virginia, is a leading provider of online services, offering its subscribers a wide variety of services, including e-mail, online conferences, entertainment, software, computing support, interactive magazines and newspapers, and online classes, as well as easy and affordable access to services of the Internet. In addition, the Company is a provider of data network services, new media and interactive marketing services, and multimedia and CD-ROM production services.

2. Summary of Significant Accounting Policies

Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in affiliates owned twenty percent or more and corporate joint ventures are accounted for under the equity method. Other securities in companies owned less than twenty percent are accounted for under the cost method.

Business Combinations - Business combinations which have been accounted for under the purchase method of accounting include the results of operations of the acquired business from the date of acquisition. Net assets of the companies acquired are recorded at their fair value to the Company at the date of acquisition.

Other business combinations have been accounted for under the pooling of interests method of accounting. In such cases, the assets, liabilities, and stockholders' equity of the acquired entities were combined with the Company's respective accounts at recorded values. Prior period financial statements have been restated to give effect to the merger unless the effect of the business combination is not material to the financial statements of the Company.

Revenue and cost recognition- Online service revenue is recognized over the period services are provided. Other revenue, consisting principally of marketing, data network and multimedia production services, as well as development and royalty revenues, are recognized as services are rendered. Deferred revenue consists principally of third-party development funding not yet recognized and monthly subscription fees billed in advance.

Property and equipment- Property and equipment are depreciated or amortized using the straight-line method over the estimated useful life of the asset, which ranges from 5 to 40 years, or over the life of the lease.

Property and equipment under capital leases are stated at the lower of the present value of minimum lease payments at the beginning of the lease term or fair value at inception of the lease.

Deferred subscriber acquisition costs- Subscriber acquisition costs are deferred and charged to operations over a twelve or eighteen month period (straight-line method) beginning the month after such costs are incurred. These costs, which relate directly to subscriber solicitations, principally include printing, production and shipping of starter kits and the costs of obtaining qualified prospects by various targeted direct marketing programs (i.e., direct marketing response cards, mailing lists) and from third parties are recorded separately from ordinary operating expenses. No indirect costs are included in subscriber acquisition costs. To date, all subscriber acquisition costs have been incurred for the solicitation of specific identifiable prospects. Costs incurred for other than those targeted at specific identifiable prospects for the Company's services, and general marketing, are expensed as incurred.

The Company's services are sold on a monthly subscription basis. Subscriber acquisition costs incurred to obtain new subscribers are recoverable from revenues generated by such subscribers within a short period of time after such costs are incurred.

Effective July 1, 1992, the Company changed, from twelve months to eighteen months, the period over which it amortizes the cost of deferred subscriber acquisition costs relating to marketing activities in which the Company's starter kit is bundled with and distributed by a third-party marketing company. The change in accounting estimate was made to more accurately match revenues and expenses. Based on the Company's experience and the distribution channels used in such marketing activities, there is a greater time lag between the time the Company incurs the cost for the starter kits and the time the starter kits begin to generate new customers than with direct marketing activities. Also, the period over which new subscribers (and related revenues) are generated is longer than that experienced with the use of traditional independent, direct marketing activities. The effect of this change in accounting estimate for the year ended June 30, 1993 was to increase income before extraordinary item and net income by $264,000 ($.01 per share).

In the first quarter of fiscal 1995 the Company adopted the provisions of Statement of Position ("SOP") 93-7 "Reporting on Advertising Costs" which provides guidance on financial reporting on advertising costs. The adoption of SOP 93-7 had no effect on the Company's financial position or results of operations.

Product development costs- The Company capitalizes costs incurred for the production of computer software used in the sale of its services. Costs capitalized include direct labor and related overhead for software produced by the Company and the costs of software purchased from third parties. All costs in the software development process which are classified as research and development are expensed as incurred until technological feasibility has been established. Once technological feasibility has been established, such costs are capitalized until the software is commercially available. To the extent the Company retains the rights to software development funded by third parties, such costs are capitalized in accordance with the Company's normal accounting policies. Amortization is provided on a product-by-product basis, using the greater of the straight-line method or current year revenue as a percent of total revenue estimates for the related software product not to exceed five years, commencing the month after the date of product release.

Product development costs consist of the following:

                                              Year ended June 30,
                                               1995       1994
(in thousands)
Balance, beginning of year                 $  7,912        $  3,915
Costs capitalized                            13,054           5,132
Costs amortized                              (2,017)         (1,135)
Balance, end of year                       $ 18,949         $ 7,912

The accumulated amortization of product development costs related to the production of computer software totaled $7,902,000, and $5,885,000 at June 30, 1995 and 1994, respectively.

Included in product development costs are research and development costs totaling $5,277,000, $2,453,000, and $1,297,000 and other product development costs totaling $6,977,000, $1,050,000 and $579,000 in the years ended June 30,1995, 1994 and 1993, respectively.

License rights- The cost of acquired license rights is amortized using the straight-line method over the term of the agreement for such license rights, ranging from one to three years.


Goodwill - Goodwill consists of the excess of cost over the fair value of net assets acquired and certain other intangible assets relating to purchase transactions. Goodwill and intangible assets are amortized over periods ranging from 5 - 10 years.

Operating lease costs- Rent expense for operating leases is recognized on a straight-line basis over the lease term. The difference between rent expense incurred and rental payments is charged or credited to deferred rent.

Cash, cash equivalents and short-term investments- The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. In fiscal 1995, the Company adopted Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities." The adoption was not material to the Company's financial position or results of operations. The Company has classified all debt and equity securities as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in other income. Available-for-sale securities at June 30, 1995, consisted of U.S. Treasury Bills and other obligations of U.S. Government agencies totaling $7,579,000 and U.S.
Corporate Debt Obligations totaling $11,093,000. At June 30, 1995, the estimated fair value of these securities approximated cost.

Net income (loss) per common share- Net income (loss) per share is calculated by dividing income (loss) before extraordinary item and net income
(loss) by the weighted average number of common and, when dilutive, common equivalent shares outstanding during the period.

Reclassification-  Certain  amounts in prior  years'  consolidated  financial
statements   have   been  reclassified  to  conform  to  the   current   year
presentation.

3. Business Combinations

Pooling transactions

On August 19, 1994, Redgate Communications Corporation ("RCC") was merged with and into a subsidiary of the Company. The Company exchanged 3,578,600 shares of common stock for all of the outstanding common and preferred stock and warrants of RCC. Additionally, 802,296 shares of the Company's common stock were reserved for outstanding stock options issued by RCC and assumed by the Company. The merger was accounted for under the pooling of interests method of accounting, and accordingly, the accompanying consolidated financial statements have been restated for all periods prior to the acquisition to include the financial position, results of operations and cash flows of RCC. Effective August 1994, RCC's fiscal year-end has been changed from December 31 to June 30 to conform to the Company's fiscal year-end.


Revenues and net earnings (loss) for the individual entities are as follows:

                               Three months ended
                                 September 30,       Year ended June 30,
(in thousands)                   1994 (unaudited)     1994       1993
Total revenues:
AOL                          $   50,783               $104,410   $ 40,019
RCC                               3,813                 11,312     11,965
Less intercompany sales            (173)                     -          -
                             $   54,423               $115,722    $51,984
Net income (loss):
AOL                          $    2,828               $  5,814    $ 4,057
RCC                                 (42)                (3,660)    (2,678)
Merger expenses                  (1,710)                     -          -
                             $    1,076               $  2,154     $1,379

In connection with the merger of the Company and RCC, merger expenses of $1,710,000 were recognized during 1995.

On February 1, 1996, the Company completed its merger with Johnson-Grace Company (JG), in which JG became a wholly-owned subsidiary of the Company.
The Company issued 1,617,778 shares of its common stock for all the outstanding common and preferred stock of JG. Additionally, 72,429 shares of the Company's common stock were reserved for outstanding stock options issued by JG and being assumed by the Company. The merger was accounted for as a pooling of interests, and accordingly, the accompanying consolidated financial statements have been restated for all periods prior to the acquisition to include the financial position, results of operations and cash flows of JG.

Revenues and net earnings (loss) for the individual entities are as follows:

                                                   Year ended June 30,
(in thousands)                            1995           1994         1993
Total revenues:
AOL                                       $  394,290    $ 115,722     $  51,984
JG                                                 -            -             -
                                          $  394,290    $ 115,722     $  51,984
Net income (loss):
AOL                                       $  (33,647)   $   2,550     $   1,532
JG                                            (2,104)        (396)         (153)
                                          $  (35,751)   $   2,154     $   1,379

The consolidated financial statements for all years prior to the merger have been restated to include JG's results for the twelve months ended March 31. Effective February 1, 1996, JG's fiscal year-end has been changed from March 31, to June 30 to conform to the Company's fiscal year-end. In connection with the merger of the Company and JG, merger expenses of $848,000 were recognized during the third quarter of fiscal 1996.

During fiscal 1995, Medior, Inc. and Wide Area Information Servers, Inc. were merged into subsidiaries of the Company. The Company issued 2,164,038 shares of its common stock in the transactions. The transactions were accounted for under the pooling of interests method of accounting. Prior year financial statements have not been restated for the transactions because the effect would not be material to the operations of the Company.

Purchase Transactions

During fiscal 1995, the Company acquired Navisoft, Inc. ("Navisoft"), BookLink Technologies, Inc. ("BookLink"), Advanced Network and Services, Inc. ("ANS") and Global Network Navigator, Inc. ("GNN"), in transactions accounted for under the purchase method of accounting. The Company paid a total of $97,669,000 of which $75,697,000 was in stock and $21,972,000 was in cash for the acquisitions. Of the aggregate purchase price, approximately $50,335,000 was allocated to in-process research and development and $55,314,000 was allocated to goodwill and other intangible assets.

The following unaudited pro forma information relating to the BookLink and ANS acquisitions is not necessarily an indication of the combined results that would have occurred had the acquisitions taken place at the beginning of the period, nor is it necessarily an indication of the results that may occur in the future. Pro forma information for Navisoft and GNN is immaterial to the operations of the consolidated entity. The amount of the aggregate purchase price allocated to in-process research and development for both the Navisoft and BookLink acquisitions has been excluded from the pro forma information as it is a non-recurring item.

                                               Year ended June 30,
                                               1995          1994

(in thousands, except per share data)
Revenues                                      $ 410,147      $135,785
Income (loss) from operations                    20,962       (5,897)
Pro forma income (loss)                           9,101       (5,090)
Pro forma income (loss) per share              $   0.10      $ (0.09)

4. Property and Equipment

Property and equipment consist of the following:

                                                  June 30,
                                           1995              1994
(in thousands)
Computer equipment                         $49,454           $12,418
Furniture and fixtures                       5,222             1,516
Buildings                                   13,800             5,648
Land                                         6,075             2,052
Building improvements                        6,284             1,343
Property under capital leases                8,486             2,686
Leasehold improvements                       3,074               306
                                            92,395            25,969
Less accumulated depreciation
    and amortization                        21,476             5,555
Net property and equipment                 $70,919          $ 20,414

5. License Rights

License rights consist of the following:

                                                  June 30,
                                              1995          1994
(in thousands)
License rights                                $7,529       $ 959
Less accumulated amortization                 (1,950)       (901)
                                              $5,579       $  58

6. Commitments and Contingencies

The Company leases equipment under several long-term capital and operating leases. Future minimum payments under capital leases and non cancelable operating leases with initial terms of one year or more consist of the following:

                                        Capital Leases   Operating Leases
(in thousands)
Year ending June 30,
     1996                               $   1,675        $  21,007
     1997                                   1,255           21,274
     1998                                     657           19,453
     1999                                     310            8,711
     2000                                     103            3,511
     Thereafter                                 -            2,636
     Total minimum lease payments           4,000        $  76,592
     Less amount representing interest       (412)
     Present value of net minimum capital
      lease payments, including current
      portion of $1,430                $    3,588

The Company's rental expense under operating leases in the years ended June 30, 1995, 1994 and 1993 totaled approximately $10,120,000, $2,910,000, and
$2,155,000, respectively.

Communication networks-The Company has guaranteed monthly usage levels of data and voice communications with one of its vendors. The remaining commitments are $113,400,000, $59,000,000, $9,000,000 and $6,750,000 for the
years ending June 30, 1996, 1997, 1998 and 1999, respectively. The related expense for the years ended June 30, 1995, 1994 and 1993 was $138,793,000, $40,315,000 and $11,226,000, respectively.

Contingencies- Various legal proceedings have arisen against the Company in the ordinary course of business. In the opinion of management, these proceedings will not have a material effect on the financial position of the Company.


7. Notes Payable

Notes payable at June 30, 1995 totaled approximately $18 million and consist primarily of amounts borrowed to finance the purchases of two office buildings. The notes are collateralized by the respective properties. The notes have a variable interest rate equal to 105 basis points above the 30 day London Interbank Offered Rate and a fixed interest rate of 8.48% per annum at June 30, 1995. Aggregate maturities of notes payable for the years ended June 30, 1996, 1997, 1998, 1999, 2000 and thereafter are $415,000,
$429,000, $445,000,  $462,000, $480,000 and $15,553,000 respectively.

8. Other Income

The following table summarizes the components of other income:

                                             Year ended June 30,
                                        1995          1994          1993
(in thousands)
Interest income                         $ 3,979       $  1,658      $  577
Interest expense                         (1,062)          (577)       (172)
Other                                       157            729          36
                                        $ 3,074       $  1,810      $  441

9. Income Taxes

The provision for income taxes is attributable to:

                                                Year ended June 30,
                                             1995        1994         1993
(in thousands)
Income before extraordinary item             $15,169     $  3,832     $ 1,897
Tax benefit arising from net operating
    loss carryforward
                                                   -            -      (1,133)
                                             $15,169     $  3,832     $   764

Current                                      $     -     $      -     $     5
Deferred                                      15,169        3,832         759
                                             $15,169     $  3,832     $   764

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes and extraordinary item. The sources and tax effects of the differences are as follows:

                                                     Year ended June 30,
                                               1995         1994        1993
(in thousands)
Income tax at the federal statutory rate
    of 34%                                     $(6,998)     $ 2,035     $  729
State income tax, net of federal benefit         1,597          403        200
Losses relating to RCC                               -        1,259        916
Nondeductible merger expenses                      750            -          -
Nondeductible charge for purchased
research and development                        17,114            -          -
Loss, for which no tax benefit was derived       2,347          135         52
Other                                              359            -          -
                                               $15,169       $3,832     $1,897

Deferred income taxes arise because of differences in the treatment of income and expense items for financial reporting and income tax purposes, primarily relating to deferred subscriber acquisition and product development costs.

As of June 30, 1995, the Company has net operating loss carryforwards of approximately $109 million for tax purposes which will be available, subject to certain annual limitations, to offset future taxable income. If not used, these loss carryforwards will expire between 2001 and 2010. To the extent that net operating loss carryforwards, when realized, relate to stock option deductions, the resulting benefits will be credited to stockholders' equity.

The Company's income tax provision was computed based on the federal statutory rate and the average state statutory rates, net of the related federal benefit.

Effective July 1, 1993 the Company changed its method of accounting for income taxes from the deferred method to the liability method required by FASB Statement No. 109, "Accounting for Income Taxes." As permitted under the new rules, prior years' financial statements have not been restated.

No increase to net income resulted from the cumulative effect of adopting Statement No. 109 as of July 1, 1993. The deferred tax asset increased by approximately $5,965,000 as a result of the adoption. Similarly, the deferred tax liability, stockholders' equity and the valuation allowance increased by approximately $3,173,000, $759,000 and $2,033,000 respectively.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                         June 30,
(in thousands)                                1995                    1994
Deferred tax liabilities:
Capitalized software costs                    $  7,008                $  2,962
Deferred member acquisition costs               28,619                   9,880
Net deferred tax liabilities                  $ 35,627                $ 12,842

Deferred tax assets:
Net operating loss carryforwards              $ 39,000                $ 17,510
Total deferred tax assets                       39,000                  17,510
Valuation allowance for deferred assets         (3,373)                 (4,668)
Net deferred tax assets                        $35,627                $ 12,842

10.Capital Accounts

Common stock- At June 30, 1995 and 1994 the Company's $.01 par value common stock authorized was 100,000,000 and 20,000,000 shares, respectively, with 76,728,269 and 63,103,176 shares issued and outstanding, respectively. At June 30, 1995, 47,994,355 shares were reserved for the exercise of issued and unissued common stock options and warrants, and 578,230 shares were reserved for issuance in connection with the Company's Employee Stock Purchase Plan.

During April 1995, the Company sold approximately 5% of its common stock for approximately $54 million to Bertelsmann, AG in connection with a joint venture.

Preferred Stock- In February 1992, the Company's stockholders approved an amendment and restatement of the certificate of incorporation which authorized the future issuance of 5,000,000 shares of preferred stock, $.01 par value, with rights and preferences to be determined by the Board of Directors. As of June 30, 1995 no shares of preferred stock had been issued.

Warrants- Under a December 1992 licensing and development agreement with Apple Computer, Inc. ("Apple"), the Company issued warrants to Apple to purchase 4,000,000 shares of common stock at an exercise price of $3.13 per share.

In connection with an agreement with the Company's primary communications provider, the Company issued warrants, exercisable through March 31, 1999, subject to certain performance standards specified in the agreement, to purchase 3,600,000 shares of common stock at a price of $3.91 per share.

Shareholder Rights Plan-During fiscal 1993, the Company adopted a shareholder rights plan and distributed a dividend of one preferred share purchase right (a "Right") for each outstanding share of the Company's common stock. The Rights become exercisable in certain limited circumstances involving a potential business combination or change of control transaction of the Company. Each Right initially entitles registered holders of the Company's common stock to purchase one one-hundredth of a share of the Company's new Series A Junior Participating Preferred Stock ("Series A Preferred Stock") at a price of $150.00 per one one-hundredth of a share of Series A Preferred Stock. Following certain other events after the Rights have become exercisable, each Right entitles its holder to purchase for $150.00 an amount of common stock of the Company or, in certain circumstances, securities of the acquirer, having a then-current market value of two times the exercise price of the Right. The Rights are redeemable for one cent per right at the option of the Board of Directors. Until a Right is exercised, the holder of the Right , as such, has no rights as a shareholder of the Company. The Rights expire on May 3, 2003 unless redeemed prior to that date.

Stock Splits-On November 25, 1994 and April 27, 1995 the Company effected two-for-one splits of the outstanding shares of common stock. Accordingly, all data shown in the accompanying consolidated financial statements and notes has been retroactively adjusted to reflect the stock splits.

11.  Stock Plans

Incentive stock option plan-In June 1985, the Company approved and adopted an incentive stock option plan ("the 1985 Plan"). The 1985 Plan provides for the grant of options to purchase common stock to eligible employees of the Company. The 1985 Plan is administered by the Compensation Committee of the Board of Directors. The 1985 Plan will terminate in December 1995. The total number of shares of common stock that may be issued pursuant to options granted under the 1985 Plan is 6,005,744. The issued options vest over three-year or four-year periods and are exercisable for ten years following the date of the grant.

The following table summarizes incentive stock option activity under the 1985
Plan:

                                   Number of shares         Option price
                                                               per share
Balance at June 30, 1992           4,383,688               $0.06 -  $1.13
     Granted                               -                     -
     Exercised                      (806,472)              $0.06 -  $1.13
     Forfeited                       (28,480)                  $1.13
Balance at June 30, 1993           3,548,736               $0.06 -  $1.13
     Granted                               -                     -
     Exercised                      (940,432)              $0.06 -  $1.13
     Forfeited                        (4,400)                  $1.13
Balance at June 30, 1994           2,603,904               $0.06 -  $1.13
     Granted                               -                     -
     Exercised                      (517,540)              $0.06 -  $1.13
     Forfeited                       (61,300)                  $1.13
Balance at June 30, 1995           2,025,064               $0.06 -  $1.13

At  June  30,  1995,   1,786,384 options were exercisable.  There  have  been
3,881,572 options exercised under the 1985 Plan.

Stock incentive plan-In December 1987, the Company's Board of Directors adopted a stock incentive plan ("the 1987 Plan"). The 1987 Plan provides for the grant of options to purchase common stock and awards of restricted common stock to employees and independent contractors of the Company. The 1987 Plan is administered by the Compensation Committee of the Board of Directors. The total number of shares of common stock that may be issued pursuant to options granted under the 1987 Plan or pursuant to stock awards is 8,016,000. The issued options vest over three-, four- or five-year periods and are exercisable for ten years following the date of grant.

The following table summarizes stock incentive option activity under the 1987
Plan:

                               Number of shares          Option price
                                                           per share
Balance at June 30, 1992        6,630,528                $0.13  -  $1.13
     Granted                            -                       -
     Exercised                 (2,226,856)               $0.13  -  $1.13
     Forfeited                    (29,200)                    $0.25
Balance at June 30, 1993        4,374,472                $0.13  -  $1.13
     Granted                            -                       -
     Exercised                 (1,455,248)               $0.13  -  $1.13
     Forfeited                          -                       -
Balance at June 30, 1994        2,919,224                $0.13  -  $1.13
     Granted                            -                       -
     Exercised                 (1,296,088)               $0.13  -  $1.13
     Forfeited                    (40,000)                    $0.25
Balance at June 30, 1995        1,583,136                $0.13  -  $1.13

At June 30, 1995, 1,553,936 options were exercisable. There have been 6,321,768 options exercised under the 1987 Plan.

1992 Employee, Director and Consultant Stock Option Plan-In February 1992, the Company approved and adopted an employee, director and consultant stock option plan ("the 1992 Plan"). The 1992 Plan provides for the grant of either incentive stock options or non-qualified stock options. Incentive stock options may be granted under the 1992 Plan to employees of the Company and its affiliates. Non-qualified stock options may be granted to consultants, directors, employees or officers of the Company and its affiliates. The 1992 Plan provides for an annual grant to each non-employee director on November 1 of an option to purchase 5,000 shares of common stock at an exercise price equal to the fair market value of the common stock on such date and vesting in one year. The 1992 Plan is administered by the Compensation Committee of the Board of Directors. The total number of shares that may be issued pursuant to options granted under the 1992 Plan is 36,080,000. The issued options vest over one, three, or four-year periods and are exercisable for ten years following the date of grant.

                                 Number of  shares          Option price
                                                              per share
Balance at June 30, 1992            24,000                   $1.78
     Granted                     6,430,800                   $1.59 - $ 4.59
     Exercised                           -                         -
     Forfeited                     (16,000)                  $1.84
Balance at June 30, 1993         6,438,800                   $1.59 - $ 4.59
     Granted                     2,917,200                   $4.66 - $ 9.13
     Exercised                    (375,280)                  $1.59 - $ 3.75
     Forfeited                    (214,400)                  $1.59 - $ 9.00
Balance at June 30, 1994         8,766,320                   $1.59 - $ 9.13
     Granted                    23,587,196                   $6.95 - $22.00
     Exercised                    (863,604)                  $1.59 - $ 9.13
     Forfeited                    (920,400)                  $1.59 - $18.85
Balance at June 30, 1995        30,569,512                   $1.59 - $22.00

At  June  30,  1995, 2,983,348  options were exercisable.   There  have  been
1,238,884 options exercised under the 1992 Plan.

At June 30, 1995, the Company had 1,561,723 common stock options outstanding relating to options which were assumed by the Company in connection with various business combinations. The options are exercisable at prices ranging from $0.17 to $14.26 and vest over the next four years. At June 30, 1995, 475,242 options were exercisable.

Employee Stock Purchase Plan-In May 1992, the Company's Board of Directors adopted an Employee Stock Purchase Plan ("the ESPP"). Under the ESPP, employees of the Company and its subsidiaries who elect to participate are granted options to purchase common stock at a 15 percent discount from the market value of such stock. The ESPP permits an enrolled employee to make contributions by having withheld from his or her salary an amount between 1 percent and 10 percent of compensation to purchase shares of common stock. The ESPP is administered by the Compensation Committee of the Board of Directors. The total number of shares of common stock that may be issued pursuant to options granted under the ESPP is 800,000. A total of 221,770 shares of common stock have been issued under the ESPP.

12.  Employee Benefit Plan

Savings Plan- The Company has a savings plan ("the Savings Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan , participating employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. The Company matches 50% of each employee's contributions up to a maximum of 4% of the employee's earnings. The Company's matching contribution to the Savings Plan was approximately
$358,000   and  $168,000  in  the  years  ended  June  30,  1995  and   1994,
respectively.

13.  Subsequent Events

Purchase Transaction

In August 1995 the Company acquired Ubique, Ltd, an Israeli company. The Company paid approximately $15 million ($1.5 million in cash and $13.5 million in common stock) in the transaction, which is to be accounted for under the purchase method of accounting. A substantial portion of the purchase price was allocated to in-process research and development and charged to the Company's operations in the first quarter of fiscal 1996.

Stockholders' Equity

In October 1995 the Company completed a public stock offering of 4,963,266 shares of common stock at a price of approximately $29 per share.

In October 1995, the Shareholders of the Company approved an increase of its authorized common stock to 300,000,000 shares. On November 28, 1995 the Company effected a two-for-one split of the outstanding shares of common stock. Accordingly, all data shown in the accompanying consolidated financial statements and notes has been retroactively adjusted to reflect the stock split.

14. Events (unaudited) subsequent to the date of the independent auditor's report.

Joint Venture

In May 1996, the Company entered into a joint venture with Mitsui & Co., Ltd. (Mitsui) and Nihon Keizai Shimbun, Inc., (Nikkei) to offer interactive online services in Japan. The joint venture will consist of the Company owning 50%, Mitsui 40% and Nikkei 10% . Mitsui and Nikkei will contribute approximately $56 million to fund the launch of the service. In addition, Mitsui purchased 1,000 shares of convertible preferred stock in the Company for approximately $28 million. The preferred stock is convertible to common stock and converts upon the second anniversary of the formation of the joint venture, together with an accrued dividend of 4% payable in common stock.

Legal Proceedings

From July 1995 through November 1995, thirteen class action suits were filed against the Company in a number of state courts seeking unspecified damages for alleged breach of contract, fraud and unfair trade practices arising from the Company's billing practices. The primary substantive allegations in each case involve claims of overcharging customers arising out of changes to the Company's billing system relating to the costs the Company incurs in providing telecommunications services. The cases allege that certain aspects of the Company's billing practices were not disclosed to customers. Based upon information presently available, management believes that these proceedings will not have a material adverse effect on the financial position of the Company.

Quarterly Information (unaudited)
                                                QUARTER ENDED

                        September 30  December 31  March 31  June 30    Total
Fiscal 1995 (1),(3)
Online service
    revenues            $ 50,056      $ 69,712     $ 95,391  $138,916   $354,075
Other revenues             6,880         6,683       13,713    12,976     40,252
Total revenues            56,936        76,395      109,104   151,892    394,327
Income (loss) from
  operations               4,202       (35,867)        (491)   10,713    (21,443)
Net income (loss)          1,076       (39,339)      (3,296)    5,794    (35,765)
Net income (loss) per
     share (2)             $0.01        $(0.10)      $(0.04)   $ 0.06     $(0.51)

Fiscal 1994(1),(3)
Online service revenues  $14,299       $20,292      $28,853   $37,549   $100,993
Other revenues             4,780         4,239        2,836     2,874     14,729
Total revenues            19,079        24,531       31,689    40,423    115,722
Income  from operations      423           412        1,823     1,240      3,898
Net income (loss)            204           (29)       1,173       522      1,870
Net income per
share                     $    -        $    -       $ 0.01    $ 0.01    $  0.02

(1) Historical financial information for amounts previously reported in fiscal 1995 has been adjusted to account for pooling of interests transactions.
(2) The sum of per-share earnings (loss) does not equal earnings (loss) per share for the year due to equivalent share calculations which are impacted by the Company's loss in 1995 and by fluctuations in the Company's common stock market prices.
(3) The sum of the quarterly financial information does not agree to the Company's Consolidated Statement of Operations due to the pooling of interests restatement of Johnson-Grace Company which combines JG's March 31 financial results with the Company's June 30 fiscal year end.


Selected Consolidated Financial and Other Data

                                               Year Ended June 30,
                            1995       1994        1993        1992       1991

(in thousands, except per share data)
Statement of Operations Data:
Online service revenues    $  358,498  $ 100,993   $ 38,462    $ 26,226   $19,515
Other revenues                 35,792     14,729     13,522      12,527    10,646
        Total revenues        394,290    115,722     51,984      38,753    30,161

Income (loss) from
    operations                (21,449)     4,176      1,702       3,685     1,341
Income (loss) before
    extraordinary item        (35,751)     2,154        246       2,344     1,100
Net income (loss) (1)         (35,751)     2,154       1379       3,768     1,761
Income (loss) per common share:
   Income (loss) before
   extraordinary item      $    (0.51)  $   0.03    $     -    $   0.05   $  0.03
   Net income (loss)       $    (0.51)  $   0.03    $  0.02    $   0.08   $  0.05
Weighted average shares
   outstanding                 69,550     69,035     58,572      45,656    38,608
Balance Sheet Data:
Working capital (deficiency)$ (28,478)  $ 38,679    $10,498     $12,363   $  (966)
Total assets                  405,413    155,178     39,279      31,144    11,534
Total debt                     21,856      9,341      2,959       2,672     1,865
Stockholders' equity
   (deficiency)               216,812     98,802     23,785      21,611    (8,623)
Other Data (at fiscal
    year end):
Subscribers                     3,005        903        303         182       131


Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations
Overview

  The Company has experienced a significant increase in revenues over the past three fiscal years. The higher revenues have been principally produced by increases in the Company's subscriber base resulting from growth of the online services market, the introduction of a Windows version of America Online in the middle of fiscal 1993, which greatly increased the available market for the Company's service, as well as the expansion of its services and content. Additionally, revenues have increased as the average monthly revenue per subscriber has risen steadily during the past three years, primarily as a result of an increase in the average monthly paid hours of use per subscriber.

  The Company's online service revenues are generated primarily from subscribers paying a monthly membership fee and hourly charges based on usage in excess of the number of hours of usage provided as part of the monthly fee. Through December 31, 1994, the Company's standard monthly membership fee, which includes five hours of service, was $9.95, with a $3.50 hourly fee for usage in excess of five hours per month. Effective January 1, 1995, the hourly fee for usage in excess of five hours per month decreased from $3.50 to $2.95, while the monthly membership fee remained unchanged at $9.95.

  The  Company's  other revenues are generated primarily from  providing  new
media  and  interactive  marketing  services,  data  network  services,   and
multimedia and CD-ROM production services. Additionally, the Company generates revenues related to online transactions and advertising, as well as development and licensing fees.

  In fiscal 1995 the Company acquired RCC, NaviSoft, BookLink, ANS, WAIS, Medior and Global Network Navigator, Inc. Additionally, in August 1995, the Company entered into an agreement to acquire Ubique. For additional information relating to these acquisitions, refer to Notes 3 and 13 of the Notes to Consolidated Financial Statements.

  The online services market is highly competitive. The Company believes that existing competitors, which include, among others, CompuServe, Prodigy and MSN, are likely to enhance their service offerings. In addition, new competitors have announced plans to enter the online services market, resulting in greater competition for the Company. The competitive environment could require new pricing programs and increased spending on marketing, content procurement and product development; limit the Company's opportunities to enter into and/or renew agreements with content providers and distribution partners; limit the Company's ability to grow its subscriber base; and result in increased attrition in the Company's subscriber base. Any of the foregoing events could result in an increase in costs as a percentage of revenues, and may have a material adverse effect on the Company's financial condition and operating results.

  During September 1995, the Company modified the components of subscriber acquisition costs deferred and will be expensing certain subscriber acquisition costs as incurred, effective July 1, 1995. All costs capitalized before this change will continue to be amortized. The effect of this change for the year ended June 30, 1995 (including the amortization of amounts capitalized as of June 30, 1994) would have been to increase marketing costs by approximately $8 million. This change will have a greater impact on the Company's marketing costs in fiscal 1996, as the Company expects to significantly increase subscriber acquisition activity, including those subscriber acquisition expenditures which the Company will be expensing as incurred.

  In addition, effective July 1, 1995, the Company changed the period over which it amortizes subscriber acquisition costs from twelve and eighteen months to twenty-four months. Based on the Company's historical average customer life experience, the change in amortization period is being made to more appropriately match subscriber acquisition costs with associated online service revenues. The effect of this change in accounting estimate for the year ended June 30, 1995 would have been to decrease the amount of the amortization of subscriber acquisition costs by approximately $27 million. While this change will thereby positively impact operating margins, the Company expects that any such positive impact will be partially offset by increased investments in marketing and other business activities during fiscal 1996 and the decision, effective July 1, 1995, to expense certain subscriber acquisition costs as incurred.



Results of Operations
Fiscal 1995 Compared to Fiscal 1994



  Online Service Revenues. For fiscal 1995, online service revenues increased from $100,993,000 to $358,498,000, or 255%, over fiscal 1994. This increase was primarily attributable to a 289% increase in revenues from IBM-compatible subscribers and a 196% increase in revenues from Macintosh subscribers as a result of a 273% increase in the number of IBM-compatible subscribers and a 143% increase in the number of Macintosh subscribers. The percentage increase in online service revenues in fiscal 1995 was greater than the percentage increase in subscribers principally due to an increase in the average monthly online service revenue per subscriber, which increased from $15.00 in fiscal 1994 to $17.10 in fiscal 1995.

  Other Revenues. Other revenues, consisting principally of new media and interactive marketing services, data network services, multimedia and CD-ROM production services, and development and licensing fees, increased from $14,729,000 in fiscal 1994 to $35,792,000 in fiscal 1995. This increase was primarily attributable to data network revenues and multimedia and CD-ROM production service revenues from companies acquired during fiscal 1995.

  Cost of Revenues. Cost of revenues includes network-related costs, consisting primarily of data and voice communication costs, costs associated with operating the data center and providing customer support, royalties paid to information and service providers and other expenses related to marketing and production services. For fiscal 1995, cost of revenues increased from $69,043,000 to $229,724,000, or 233%, over fiscal 1994, and decreased as a percentage of total revenues from 59.7% to 58.3%.

  The increase in cost of revenues was primarily attributable to an increase in data communication costs, customer support costs and royalties paid to information and service providers. Data communication costs increased primarily as a result of the larger customer base and more usage by customers. Customer support costs, which include personnel and telephone costs associated with providing customer support, were higher as a result of the larger customer base and a large number of new subscriber registrations. Royalties paid to information and service providers increased as a result of a larger customer base and more usage and the Company's addition of more service content to broaden the appeal of the America Online service.

  The decrease in cost of revenues as a percentage of total revenues is primarily attributable to a decrease in expenses related to marketing services and personnel related costs as a percentage of total revenues, partially offset by an increase in data communication costs as a percentage of total revenues, primarily resulting from an increase in higher baud speed usage at a higher variable rate as well as lower hourly pricing for online service revenue which became effective January 1, 1995.

  Marketing. Marketing expenses include the costs to acquire and retain subscribers and other general marketing expenses. Subscriber acquisition costs are deferred and charged to operations over a twelve or eighteen month period, using the straight-line method, beginning the month after such costs are incurred. For additional information regarding the accounting for deferred subscriber acquisition costs, refer to Note 2 of the Notes to Consolidated Financial Statements. For fiscal 1995, marketing expenses increased from $23,548,000 to $77,064,000, or 227%, over fiscal 1994, and decreased as a percentage of total revenues from 20.3% to 19.5%. The increase in marketing expenses was primarily due to an increase in the number and size of marketing programs to expand the Company's subscriber base. The decrease in marketing expenses as a percentage of total revenues is primarily attributable to a decrease as a percentage of total revenues in personnel related costs.

  Product Development. Product development costs include research and development expenses, other product development costs and the amortization of software costs. For fiscal 1995, product development expenses increased from $5,288,000 to $14,263,000, or 170%, over fiscal 1994, and decreased as a percentage of total revenues from 4.6% to 3.6%. The increase in product development costs was primarily attributable to an increase in personnel costs related to an increase in the number of technical employees. The decrease in product development costs as a percentage of total revenues was principally a result of the substantial growth in revenues, which more than offset the additional product development costs. Product development costs, before capitalization and amortization, increased by 126% in fiscal 1995.

  General and Administrative. Fiscal 1995, general and administrative costs increased from $13,667,000 to $42,700,000, or 212%, over fiscal 1994, and decreased as a percentage of total revenues from 11.8% to 10.8%. The increase in general and administrative expenses was principally attributable to higher office and personnel expenses related to an increase in the number of employees. The decrease in general and administrative costs as a percentage of total revenues was a result of the substantial growth in revenues, which more than offset the additional general and administrative costs, combined with the semi-variable nature of many of the general and administrative costs.

  Acquired Research and Development. Acquired research and development costs, totaling $50,335,000, relate to in-process research and development purchased pursuant to the Company's acquisitions of two early stage Internet technology companies, BookLink and NaviSoft. The purchased research and development relating to the BookLink and NaviSoft acquisitions was the foundation of the development of the Company's Internet related products.

  Amortization of Goodwill. Amortization of goodwill relates to the Company's acquisition of ANS, which resulted in approximately $44 million in goodwill. The goodwill related to the ANS acquisition is being amortized on a straight-line basis over a ten year period.

  Other Income. Other income consists primarily of investment and rental income net of interest expense. For fiscal 1995, other income increased from $1,810,000 to $3,074,000. This increase was primarily attributable to an increase in interest income generated by higher levels of cash available for investment, partially offset by a decrease in rental income and an increase in interest expense.

  Merger Expenses. Non-recurring merger expenses totaling $2,207,000 were recognized in fiscal 1995 in connection with the mergers of the Company with RCC, WAIS and Medior.

  Provision for Income Taxes. The provision for income taxes was $3,832,000 and $15,169,000 in fiscal 1994 and fiscal 1995, respectively. For additional information regarding income taxes, refer to Note 9 of the Notes to Consolidated Financial Statements.

  Net Loss. The net loss in fiscal 1995 totaled $35,751,000. The net loss in fiscal 1995 included charges of $50,335,000 for acquired research and development and $2,207,000 for merger expenses.



 Fiscal 1994 Compared to Fiscal 1993

  Online Service Revenues. For fiscal 1994, online service revenues increased from $38,462,000 to $100,993,000, or 163%, over fiscal 1993. This increase was primarily attributable to a 198% increase in revenues from IBM-compatible subscribers and a 145% increase in revenues from Macintosh subscribers as a result of a 230% increase in the number of IBM-compatible subscribers and a 174% increase in the number of Macintosh subscribers. The percentage increase in subscribers in fiscal 1994 was greater than the percentage increase in online service revenues due to the timing, during the year, of when subscribers were added. The majority of subscribers were added during the second half of the year, therefore there was not a full year impact on revenues. This was partially offset by an increase in average monthly net service revenue per subscriber, which increased from $14.20 in fiscal 1993 to $15.00 in fiscal 1994.

  Other  Revenues.   Other revenues, consisting primarily of  new  media  and
interactive   marketing  services  and  development  fees,   increased   from
$13,522,000 in fiscal 1993 to $14,729,000 in fiscal 1994.


  Cost  of  revenues.   For  fiscal 1994, cost  of  revenues  increased  from
$28,820,000  to  $69,043,000, or 140%, over fiscal 1993, and increased  as  a percentage of total revenues from 55.4% to 59.7%.

  The increase in cost of revenues was primarily attributable to an increase in data communication costs, customer support costs and royalties paid to information and service providers. Data communication costs increased primarily as a result of the larger customer base and more usage by customers. Customer support costs, which include personnel and telephone costs associated with providing customer support, were higher as a result of the larger customer base and a large number of new subscriber registrations. Royalties paid to information and service providers increased as a result of a larger customer base and more usage and the Company adding more service content to broaden the appeal of the America Online service.

  The increase in cost of revenues as a percentage of total revenues is primarily attributable to data communication costs and is associated with (i) an increase in no-charge trial hours as a result of the high number of new subscriber registrations relative to the existing customer base; (ii) a higher percentage of usage during more costly daytime periods partially offset by more favorable pricing under an agreement with the Company's primary communications provider, and (iii) an increase in usage relative to net service revenues as a result of the introduction of a price change in May 1993. The increase attributable to data communications costs was partially offset by a decrease as a percentage of total revenues in production costs related to marketing services. The Company introduced a price change in the spring of 1993. Prior thereto, the Company's standard pricing was a monthly membership fee of $7.95 which included two hours of use each month, with five no-charge trial hours and no membership fee in the first month. Additional usage beyond that included with the membership was charged at $6.00 per hour. Effective May 1, 1993, the Company increased the monthly membership fee to $9.95 and increased the number of hours included to five per month. Additionally, the number of no-charge trial hours in the first month of membership was increased from five to ten. Effective July 1, 1993, the hourly fee for usage beyond that included with the membership was lowered to $3.50.

  Marketing. For fiscal 1994, marketing expenses increased from $9,745,000 to $23,548,000, or 142%, over fiscal 1993, and increased as a percentage of total revenues from 18.7% to 20.3%. The increase in marketing expenses was primarily due to an increase in the number and size of marketing programs to expand the Company's America Online subscriber base. In addition, personnel costs were higher to support the number and size of marketing programs.

  Product Development. For fiscal 1994, product development costs increased from $3,080,000 to $5,288,000, or 72%, over fiscal 1993, and decreased as a percentage of total revenues from 5.9% to 4.6%. The increase in product development costs was attributable to an increase in personnel costs related to an increase in the number of employees. The decrease in product development costs as a percentage of total revenues was a result of the substantial growth in revenues for the year, which more than offset the additional product development costs. Product development costs, before capitalization and amortization, increased by 103% in fiscal 1994.

  General and Administrative. For fiscal 1994, general and administrative expenses increased from $8,637,000 to $13,667,000, or 58%, over fiscal 1993, and decreased as a percentage of total revenues from 16.6% to 11.8%. The increase in general and administrative costs was principally attributable to higher personnel, office and travel expenses related to an increase in the number of employees. The decrease in general and administrative costs as a percentage of total revenues was a result of the substantial growth in revenues for the year combined with the fixed nature of many of the general and administrative costs.

  Other  lncome.   For fiscaI I994, other income increased from  $441,000  to
$1,810,000.This increase was primarily attributable to an increase in interest income generated by higher levels of cash available for investment in fiscal 1994, as well as rental income received as a result of the purchase of one of the Company's office buildings and its leasing of space to third parties, which was partially offset by interest expense on the loan obtained to purchase the building.

  Provision for Income Taxes. The provision for income taxes was $1,897,000 and $3,832,000 in fiscal 1993 and fiscal 1994, respectively. The tax provision in fiscal 1993, with the exception of $764,000, was offset by the utilization of a net operating loss carryforward that has been reflected as an extraordinary item. For additional information regarding income taxes, refer to Note 9 of the Notes to Consolidated Financial Statements.



   Net Income.  Net income in fiscal 1994 totaled $2,154,000.

Liquidity and Capital Resources

  The Company has financed its operations through cash generated from operations, sale of its common stock and funding by third parties for certain product development activities. Net cash provided by operating activities was $2,205,000, $1,116,000 and $17,261,000 for fiscal 1993, fiscal 1994 and fiscal 1995, respectively. Included in operating activities were expenditures for deferred subscriber acquisition costs of $10,685,000, $37,424,000 and $111,761,000 in fiscal 1993, fiscal 1994 and fiscal 1995, respectively. Net cash used in investing activities was $8,915,000, $41,993,000 and $87,272,000 in fiscal 1993, fiscal 1994 and fiscal 1995, respectively. Investing activities included $20,523,000 in fiscal 1995 related to business acquisitions, substantially all of which were related to the acquisition of ANS.


  In December 1993 the Company completed a public stock offering of 4,000,000 shares of common stock which generated net cash proceeds of approximately $62.7 million.

  In April 1995 the Company entered into a joint venture with Bertelsmann to offer interactive online services in Europe. In connection with the agreement, the Company received approximately $54 million through the sale of approximately 5% of its common stock to Bertelsmann.

  The Company leases the majority of its equipment under noncancelable operating leases, and as part of its network portfolio strategy is building AOLnet, its data communications network. The buildout of this network requires a substantial investment in telecommunications equipment, which the Company plans to finance principally through leasing. In addition, the Company has guaranteed minimum commitments under certain data and voice communication agreements. The Company's future lease commitments and guaranteed minimums are discussed in Note 6 of the Notes to Consolidated Financial Statements.

  The Company uses its working capital to finance ongoing operations and to fund marketing and content programs and the development of its products and services. The Company plans to continue to invest aggressively in acquisition marketing and content programs to expand its subscriber base, as well as in computing and support infrastructure. Additionally, the Company expects to use a portion of its cash for the acquisition and subsequent funding of technologies, products or businesses complementary to the Company's current business. Apart from its agreement to acquire Ubique, as discussed below, the Company has no agreements or understandings to acquire any businesses. The Company anticipates that available cash and cash provided by operating activities will be sufficient to fund its operations for the next fiscal year.

  Various legal proceedings have arisen against the Company in the ordinary course of business. In the opinion of management, these proceedings will not have a material effect on the financial position of the Company.

   The Company believes that inflation has not had a material effect on its results of operations.

    In August 1995 the Company acquired Ubique, Ltd, an Israeli company. The Company paid approximately $15 million ($1.5 million in cash and $13.5 million in common stock) in the transaction, which is to be accounted for under the purchase method of accounting. A substantial portion of the purchase price was allocated to in-process research and development and charged to the Company's operations in the first quarter of fiscal 1996.

Seasonality

     In April 1996 the Company began to see the effects of seasonality in both member acquisitions and in the amount of time spent by customers using its services. Member acquisition is expected to be highest in the second and third fiscal quarters, when sales of new computers and computer software are highest due to the holiday season. Customer usage is expected to be lower in the summer months due largely to extended daylight hours and competing outdoor leisure activities.

Forward-Looking Statements

     In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, America Online, Inc. (the "Company") wishes to caution readers that the following important factors could cause the Company's actual results to differ materially from those projected in forward-looking statements made by, or on behalf of, the
Company:

- -    Factors related to increased competition from existing and new competitors, including price reductions and increased spending on marketing and product development; limitations on the Company's opportunities to enter into and/or renew agreements with content providers and distribution partners; limitations on its ability to develop new products and services; limitations on its ability to continue to grow its subscriber bases; increased membership acquisition costs; lower paid usage and increased attrition in the Company's membership.

- -    Risks related to the buildout of AOLnet, including the inability to expand server and network capacity at a rate sufficient to satisfy subscriber demands; the failure of any of the Company's network providers, particularly U.S. Sprint; the failure to obtain the necessary financing for the build-out of AOLnet; and the risk that demand will develop for the capacity AOLnet will provide.

- -    Any damage or failure to the Company's computer equipment and the information stored in its data centers, such as damage by fire, power loss, telecommunications failures, unauthorized intrusions and other events, that causes interruptions in the Company's operations.

- -    The Company's inability to manage its growth and to adapt its administrative, operational and financial control systems to the needs of the expanded entity; and the failure of management to anticipate, respond to and manage changing business conditions.

- -    The failure of the Company or its partners to successfully market, sell and deliver its services in international markets; and risks inherent in doing business on an international level, such as laws governing content that differ greatly from those in the U.S., unexpected changes in regulatory requirements, political risks, export restrictions, export controls relating to encryption technology, tariffs and other trade barriers, fluctuations in currency exchange rates, issues regarding intellectual property and potentially adverse tax consequences.

- -    A moderating growth rate in the sale of new computers in the U.S. and, to some extent, internationally; general or specific economic conditions; the ability and willingness of purchasers to substitute other services for AOL; the perceived absolute or relative overall value of these services by the purchasers, including the features, quality and pricing compared to other competitive services; smaller market or slowing of market growth for such services.

- -    The amount and rate of growth in AOL's marketing, general and administrative expenses; the implementation of new marketing programs and promotional offers; the implementation of additional pricing programs; and the impact of unusual items resulting from AOL's ongoing evaluation of its business strategies, asset valuations and organizational structures.

- -    Difficulties or delays in the development, production, testing and marketing of products, including, but not limited to, a failure to ship new products and technologies when anticipated, including, but not limited to, new client software and new features and functionality, and the failure to develop new technology or modify existing technology to incorporate new standards and protocols.

- -    The acquisition of businesses, fixed assets and other assets and acquisition related risks, including successful integration and management of acquired technology, operations and personnel, the loss of key employees of the acquired companies, and diversion of management attention from other ongoing business concerns; the making or incurring of any expenditures and expenses, including, but not limited to, depreciation and significant charges for in-process research and development or other matters; and any revaluation of assets or related expenses.

- -    The ability of the Company to diversify its sources of revenue through the introduction of new products and services and through the development of new revenue sources, such as advertising, transactions and merchandise sales.

- -    The effects of, and changes in, trade, monetary and fiscal policies, laws and regulations, other activities of governments, agencies and similar organizations, and social and economic conditions, such as trade restrictions or prohibitions, inflation and monetary fluctuations, import and other charges, or federal, state, local and other taxes.

- -    The loss of the services of executive officers and other key employees;
and the Company's continued ability to attract and retain highly skilled and qualified personnel.

- -    The costs and other effects of legal and administrative cases and proceedings (whether civil, such as environmental and product-related, or criminal), settlements and investigations, claims, and changes in those items, developments or assertions by or against AOL relating to intellectual property rights and intellectual property licenses.

- -    Adoptions of new, or changes in, accounting policies, practices and estimates and the application of such policies, practices and estimates.

- -    The effects of any activities of parties with which AOL has an agreement or understanding, including any issues affecting any investment or joint venture in which AOL has an investment; the amount, type and cost of the financing which AOL has, and any changes to that financing.

                                  SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 27, 1996

                              AMERICA ONLINE, INC.



                              By: /s/ Lennert J. Leader
                                      Lennert J. Leader
                                      Senior Vice President and
                                         Chief Financial Officer